Exhibit 10.2

                 AMENDMENT TO SPECIAL TERMINATION AGREEMENT

      WHEREAS, Granite State Bankshares, Inc. (the "Company"), a corporation organized under the laws of the State of New Hampshire, with its office at 122 West Street, Keene, New Hampshire, and Charles B. Paquette ("Executive") are parties to a Special Termination Agreement dated November 9, 1996 (the "Agreement"); and

      WHEREAS, Section 3 of the Agreement provides that if the employment of Executive is terminated following a Change in Control of the Company or Granite Bank (the "Bank"), he shall receive a payment equal to three (3) times the average of his three preceding years' annual base salary from the Bank and the Company, including the amount of any salary deferred pursuant to any deferred compensation arrangement; and

      WHEREAS, in recognition of the fact that executive compensation from the Bank and Company is more heavily weighted toward incentive, bonus compensation, the parties wish to amend Section 3 to provide that the severance payment following a termination of employment shall be a multiple of the average salary and bonus over the three previous years.

      NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

      1. Section 3(a) of the Special Termination Agreement dated November 9, 1996 between the Company and the Executive is hereby amended to read in its entirety as follows:

            (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment, other than a Termination for Cause, the Company shall pay to Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of: (i) the average annual base salary paid to the Executive by the Bank and the Company during the three calendar years preceding the Change in Control, including the amount of any salary deferred by Executive pursuant to any deferred compensation arrangement, and (ii) the average cash bonus paid to Executive during the three calendar years preceding the Change in Control, including the amount of any salary deferred by Executive pursuant to any deferred compensation arrangement. At the election of the Executive, which election is to be made within thirty (30) days of the date of this Agreement, and during the month of January in each year, and which election is irrevocable for the calendar year in which it is made, payments under
      Section 3 of this Agreement shall be made in a lump sum within thirty
      (30) days of the date of severance of Executive's employment, or paid in equal monthly installments during the thirty-six (36) months following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of this Agreement.

      2. All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.


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      IN WITNESS WHEREOF, Granite State Bankshares, Inc. has caused this
Amendment to the Special Termination Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, on the 15th day of July, 2002.


                                       GRANITE STATE BANKSHARES, INC.

                                       By:  /s/  James L. Koontz
                                       ------------------------------------
                                       James L. Koontz,
                                       Chairman of the Executive Committee


                                       EXECUTIVE

                                       /s/  Charles B. Paquette
                                       ------------------------------------


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